UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                                   Agco Corp.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   0011084102
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                            [x]      Rule 13d-1(b)
                                            [ ]      Rule 13d-1(c)
                                            [ ]      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            1,474,975 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,185,350 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       1,590,624 shares

                    8  SHARED DISPOSITIVE POWER

                       1,643,050 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,233,674 shares (includes shares beneficially owned by FLA Asset Management, LLC, Stamford Advisers LLC and FLA Advisers L.L.C.)


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.4%

12  TYPE OF REPORTING PERSON

    IA, OO


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1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          276,150 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       733,850 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    733,850 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    1.2%

12  TYPE OF REPORTING PERSON

    IA, OO


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1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          909,200 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                      909,200 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         909,200 shares (includes shares beneficially owned by Stamford Advisers LLC)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    1.5%

12  TYPE OF REPORTING PERSON

    IA, OO

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Stamford Advisers LLC
   13-4096659

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          49,600 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       49,600 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    49,600 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .1%

12  TYPE OF REPORTING PERSON

    IA, OO

Item 1(a)         NAME OF ISSUER:

         Agco Corp.

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         4205 River Green Parkway
         Duluth, GA 30096


Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York 10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $.01

Item 2(e)         CUSIP NUMBER:

         001084102

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability corporation and successor-in-interest to Forstmann-Leff Associates Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability corporation and successor-in-interest to FLA Asset Management, Inc., a Delaware corporation, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act whose managing members constitute a majority of the Executive Committee of the Board of Managers of Forstmann-Leff Associates, LLC. Stamford Advisers LLC, a Delaware limited liability corporation and successor-in-interest to Stamford Advisers Corp., a New York corporation, is a registered investment adviser under the Act. FLA Advisers L.L.C. is the parent company of Stamford Advisers LLC.

Item 4            OWNERSHIP:

                  (a)      Amount beneficially owned:
                           See Item 9 of the cover pages attached hereto

                  (b)      Percent of Class:
                           See Item 11 of the cover pages attached hereto

                  (c)      See Items 5 through 8 of the cover pages attached
                       hereto

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Agco Corp. No one client's interest in the Common Stock of Agco Corp. is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                    SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 2000


                                          FORSTMANN-LEFF ASSOCIATES, LLC



                                               By: /s/ Peter A. Lusk
                                                       Peter A. Lusk




                                          FLA ASSET MANAGEMENT, LLC


                                               By: /s/ Peter A. Lusk
                                                       Peter A. Lusk



                                          FLA ADVISERS L.L.C.


                                               By: /s/ Peter A. Lusk
                                                       Peter A. Lusk



                                          STAMFORD ADVISERS LLC


                                               By: /s/ Peter A. Lusk
                                               Peter A. Lusk

                                                                   Exhibit A

                                    AGREEMENT

                  The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, Stamford Advisers, LLC and FLA Advisers L.L.C. agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 8, 2000

                                          FORSTMANN-LEFF ASSOCIATES, LLC


                                               By: /s/ Peter A. Lusk
                                                       Peter A. Lusk
                                               Executive Vice President


                                          FLA ASSET MANAGEMENT, LLC


                                               By: /s/ Peter A. Lusk
                                                       Peter A. Lusk
                                               Executive Vice President


                                          STAMFORD ADVISERS LLC


                                               By: /s/ Peter A. Lusk
                                                       Peter A. Lusk
                                               Managing Member


                                          FLA ADVISERS L.L.C.


                                               By: /s/ Peter A. Lusk
                                                       Peter A. Lusk
                                               Managing Member